Exhibit 10.1

SETTLEMENT AGREEMENT

This agreement (“Agreement”) is entered into between Ole K. Nilssen (“Nilssen”), Geo Foundation, Ltd. (“Geo”) and Magnetek, Inc. (“Magnetek”).

WHEREAS, on May 17, 2005, Nilssen and Geo filed a petition in Nilssen et al. v. Magnetek, Inc., Civil Action No. 05-C-2933 (N.D. Ill.) (“Civil Action”) to confirm an arbitration award (“Award”) issued on April 29, 2005, and Magnetek opposed that petition and also filed a petition to vacate the Award;

WHEREAS, on April 16, 2008, the United States District Court for the Northern District of Illinois confirmed the Award, granting Nilssen and Geo’s petition to confirm the Award and denying Magnetek’s petition to vacate the Award (“Confirmation Decision”);

WHEREAS, on April 21, 2008, Magnetek appealed the Confirmation Decision to the Court of Appeals for the Seventh Circuit (“Appeal”);

WHEREAS, on April 30, 2008, Nilssen brought a motion pursuant to Rule 59(e), Fed.R.Civ.P, for modification of the Confirmation Decision to include post-award prejudgment interest (“Rule 59 Motion”), which Rule 59 Motion remains pending and unresolved in the Civil Action;

NOW, THEREFORE, in consideration of the mutual covenants and promises made herein and for other good and valuable consideration, the parties agree as follows:

1.             In addition to amounts already paid by Magnetek pursuant to the April 22, 2003 agreement to arbitrate (i.e., $1,375,000.00 already paid), Magnetek shall pay eighteen million, seven hundred fifty thousand United States Dollars ($18,750,000.00) (“Payment Amount”) in full satisfaction of Nilssen and/or Geo’s claims asserted in the arbitration, declared in the Award, and confirmed in the Civil Action, as well as related claims to post-award, prejudgment interest set forth in the Rule 59 Motion and related claims to post-judgment interest.  The Payment Amount shall be paid no later than June 14, 2008 in accordance with wire transfer instructions to be separately provided.  Absent express written agreement from Nilssen and Geo to the contrary, failure to timely pay the Payment Amount in accordance with the wire transfer instructions shall render this Agreement null and void, with Nilssen and Geo reserving all rights to pursue collection of the full remaining balance of the Award, as well as post-award prejudgment interest and post-judgment interest.

2.             Magnetek, Nilssen and Geo hereby mutually release and forever discharge each other, and all their respective agents, attorneys, principals, members, representatives, successors, assigns, officers, directors and shareholders from the Award and claims related to and/or arising from the Award, from all claims that were asserted or could have been assert in the arbitration on which the Award is based, the Civil Action to confirm the Award, and the underlying lawsuit that led the parties to the arbitration on which the Award and claims related to and/or arising from the Award is based (Nilssen v. Magnetek, Case No. 98 C 2229, filed in the Northern District of Illinois).

3.             Nilssen and Geo shall take such action as is necessary and appropriate to promptly withdraw the Rule 59(e) Motion as soon as full payment is made by Magnetek in accordance with paragraph 1 hereof.

4.             Magnetek shall take such action as is necessary and appropriate to promptly have the Appeal dismissed with prejudice.

5.             The parties hereto shall bear their own respective costs and attorneys’ fees incurred in connection with the Civil Action and Appeal.

6.             This Agreement and its terms shall be maintained in confidence.  Notwithstanding the immediately preceding sentence, each party may make one or more public statements regarding the resolution of the Civil Action pursuant to this Agreement and the material terms of this Agreement.  Further, to the extent necessary to satisfy obligations imposed by applicable law, including the requirements of the Securities and Exchange Commission and the New York Stock Exchange, Magnetek may publicly disclose this Agreement and the material terms set forth herein .  Otherwise, neither this Agreement, nor its terms, shall be disclosed except as may be required by a court of competent jurisdiction, but only pursuant to a protective order agreeable to the non-producing party(ies) hereto.

7.             Any dispute under this agreement shall be governed by Illinois law without regard to the conflicts of law rules of the state of Illinois.

8.             This agreement may not be amended or modified except in writing agreed to by the parties.

IN WITNESS WHEREOF, the parties hereto have caused to be signed by their duly authorized representatives, this Agreement on the dates set forth below.

Ole K. Nilssen

Dated:	June 12, 2008	/s/ Ole K. Nilssen

Geo Foundation, Ltd.

Dated:	June 12, 2008	By:	/s/ Ole K. Nilssen

		Its:	Authorized Agent

Magnetek, Inc.

Dated:	June 10, 2008	By:	/s/ David P. Reiland

		Its:	President and Chief Executive Officer